ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-208507 Dated February 18, 2016
Royal Bank of Canada Airbag Return Optimization Securities
$• Securities Linked to a Basket of Four Equity Indices due on or about March 24, 2017
Investment Description
Airbag Return Optimization Securities (each, a “Security” and collectively, the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to an unequally weighted basket (the “Underlying Basket”) of four equity indices, consisting of the EURO STOXX 50® Index (50% weighting), the TOPIX® Index (20% weighting), the FTSE® 100 Index (20% weighting), and the Swiss Market Index (10% weighting)  (the “Underlying Indices” and, each, an “Underlying Index”). If the Underlying Return is positive, we will repay the principal amount at maturity plus pay a return equal to 2 (the “Multiplier”) times the Underlying Return, up to the Maximum Gain, which will be set on the Trade Date and is expected to be at least 17.70%. If the Underlying Return is zero or negative but the percentage decline of the Underlying Basket is less than or equal to the Threshold Percentage of 7.50%, we will repay the full principal amount at maturity. If the Underlying Return is negative and the percentage decline of the Underlying Basket is greater than the Threshold Percentage, you will be exposed to any additional decline in the Underlying Basket in excess of the Threshold Percentage multiplied by the Threshold Multiplier. In this case, you will lose approximately 1.08108% of the principal amount of your Securities for every additional 1% decline in the value of the Underlying Basket in excess of the Threshold Percentage, up to a loss of 100% of your investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.  The Securities will not be listed on any securities exchange.
Features	Key Dates[1]
❑     Enhanced Growth Potential, Up to the Maximum Gain— At maturity, if the Underlying Return is positive, we will pay you the principal amount plus a return equal to the Multiplier times the Underlying Return up to the Maximum Gain of at least 17.70% (the actual Maximum Gain will be determined on the Trade Date). If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.
❑     Contingent Repayment of Principal — If the Underlying Return is zero or negative, but the percentage decline of the Underlying Basket is less than or equal to the Threshold Percentage of 7.50%, we will pay the full principal amount at maturity.  However, if the Underlying Return is negative and the percentage decline of the Underlying Basket is greater than the Threshold Percentage of 7.50%, we will pay less than the full principal amount, resulting in an approximately 1.08108% loss of the principal amount for every 1% decline in the value of the Underlying Basket in excess of the Threshold Percentage.  Accordingly, you may lose up to 100% of the principal amount of the Securities. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.
Trade Date[1]	February 18, 2016
Settlement Date[1]	February 23, 2016
Final Valuation Date[2]	March 21, 2017
Maturity Date[2]	March 24, 2017
[1]
Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.

[2]
Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-ROS-4.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-ROS-4 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering

We are offering Airbag Return Optimization Securities Linked to an unequally weighted basket of four equity indices.  The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain, which will be determined on the Trade Date.  The minimum Maximum Gain for the Securities is listed below. The actual Maximum Gain for the Securities will be determined on the Trade Date.

Underlying Indices with Weightings	Bloomberg Symbols	Multiplier	Threshold Percentage	Threshold Multiplier	Maximum Gain	Initial Basket Level	CUSIP	ISIN
EURO STOXX 50® Index (50%) TOPIX® Index (20%) FTSE® 100 Index (20%) Swiss Market Index (10%)	SX5E TPX UKX SMI	2	7.50%	Approximately 1.08108	At least 17.70%	100.00	78013C716	US78013C7166
See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 8, 2016, the prospectus supplement dated January 8, 2016, product prospectus supplement no. UBS-ROS-4 dated January 8, 2016 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-ROS-4.  Any representation to the contrary is a criminal offense.
	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
	•	$1,000	•	$5	•	$995
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $5 per $1,000 principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
The initial estimated value of the Securities as of the date of this document is $989.58 per $1,000 in principal amount, which is less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the Trade Date, which will not be more than $20 less than this amount. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 5 and “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Securities” on page 18 of this free writing prospectus.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.
UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-ROS-4 and this free writing prospectus if you so request by calling toll-free 866-609-6009.
You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016, relating to our senior global medium-term notes, Series G, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-ROS-4 dated January 8, 2016.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-ROS-4, as the Securities involve risks not associated with conventional debt securities.
If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement no. UBS-ROS-4, the prospectus supplement, or the prospectus, the terms discussed herein will control.  Please note in particular that the term “Threshold Percentage” used in this document replaces the term “Buffer Percentage” in the product prospectus supplement, and if the Underlying Basket declines in value, you could lose all or a substantial portion of your investment.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-ROS-4 dated January 8, 2016: https://www.sec.gov/Archives/edgar/data/1000275/000114036116047308/form424b5.htm
♦	Prospectus supplement dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
♦	Prospectus dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or all of the principal amount.
♦	You are willing to make an investment that may have up to the full downside market risk as the Underlying Basket.
♦	You believe that the value of the Underlying Basket will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain.
♦	You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Maximum Gain will be determined on the Trade Date).
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying Basket.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the securities represented by the Underlying Indices.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You understand and accept the risks and characteristics associated with the Underlying Indices.
♦	You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.
The Securities may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all or a substantial portion of the principal amount.
♦	You require an investment designed to provide a full return of principal at maturity and are unwilling to make an investment that may have up to the full downside market risk as the Underlying Basket.
♦	You believe that the value of the Underlying Basket will decline over the term of the Securities, or you believe the value of the Underlying Basket will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.
♦	You seek an investment that has unlimited return potential without a cap on appreciation.
♦	You would be unwilling to invest in the Securities if the Maximum Gain was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Maximum Gain will be determined on the Trade Date).
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying Basket.
♦	You seek current income from this investment or prefer to receive the dividends paid on the securities represented by the Underlying Indices.
♦	You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.
♦	You do not understand or accept the risks and characteristics associated with the Underlying Indices.
♦	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and the “Risk Factors” beginning on page PS-3 of the accompanying product prospectus supplement no. UBS-ROS-4 for risks related to an investment in the Securities.  In addition, you should review carefully the section below, “Information About the Underlying Indices,” for more information about the Underlying Indices.

Indicative Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Issue Price:	$1,000 per Security.
Principal Amount:	$1,000 per Security. The payment at maturity will be based on the principal amount.
Term[2]:	Approximately 13 months
Underlying Basket:	An unequally weighted basket consisting of the following equity indices:
	Underlying Indices	Bloomberg Symbols	Component Weightings	Initial Levels
	EURO STOXX 50® Index	SX5E	50%	●
	TOPIX® Index	TPX	20%	●
	FTSE® 100 Index	UKX	20%	●
	Swiss Market Index	SMI	10%	●
Multiplier:	2
Maximum Gain:	At least 17.70% (to be determined on the Trade Date)
Threshold Percentage:	7.50%
Threshold Multiplier:	1/(1-Threshold Percentage), which is equal to approximately 1.08108.
Payment at Maturity (per $1,000 Security):
If the Underlying Return is positive, we will pay you:
$1,000 + ($1,000 x the lesser of (i) Multiplier x Underlying Return and (ii) Maximum Gain)
If the Underlying Return is zero or negative but the percentage decline of the Underlying Basket is less than or equal to the Threshold Percentage, we will pay you:
$1,000
If the Underlying Return is negative and the percentage decline of the Underlying Basket is greater than the Threshold Percentage,  we will pay you:
$1,000 + [$1,000 x (Underlying Return + Threshold Percentage) x Threshold Multiplier]
In this scenario, you will lose 1.08108% of your principal amount for every additional 1% that the Underlying Basket has declined by more than the Threshold Percentage.
Accordingly, you may lose some or all of your investment.

Underlying Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	To be set to 100 on the Trade Date.
Final Basket Level:	100 × [1 + (the sum of the Index Return of each Underlying Index multiplied by its Component Weighting)]
Index Return of Each Underlying Index:	The Index Return with respect to each Underlying Index reflects the performance of that Underlying Index, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	With respect to each Underlying Index, the Index Closing Level of that Underlying Index on the Trade Date, as indicated in the table above.
Final Level:
With respect to each Underlying Index, the Index Closing Level of that Underlying Index on the Final Valuation Date. If there is a market disruption event as to an Underlying Index on the Final Valuation Date, or if that date is not a trading day as to an Underlying Index, only the determination of the Final Level for that Underlying Index will be postponed, as set forth in the product prospectus supplement.
Investment Timeline
Trade Date:	The Maximum Gain is set. The Initial Level of each Underlying Index is determined and the Initial Basket Level is set to 100.

Maturity Date:
The Final Level and the Index Return of each Underlying Index, the Final Basket Level and the Underlying Return are determined.
If the Underlying Return is positive, we will pay you a cash payment per $1,000 Security that provides you with your principal amount plus a return equal to the Underlying Return multiplied by the Multiplier, subject to the Maximum Gain. Your payment at maturity per $1,000 Security will be equal to:
$1,000 + ($1,000 x the lesser of (i) Multiplier x Underlying Return and (ii) Maximum Gain)
If the Underlying Return is zero or negative but the percentage decline of the Underlying Basket is less than or equal to the Threshold Percentage, we will pay you a cash payment of $1,000 per $1,000 Security.
If the Underlying Return is negative and the percentage decline of the Underlying Basket is greater than the Threshold Percentage, we will pay you a cash payment that is less than the principal amount of $1,000 per Security, resulting in a loss of approximately 1.08108% of the principal amount of your Securities for every 1% decline in the value of the Underlying Basket in excess of the Threshold Percentage, and equal to:
$1,000 + [$1,000 x (Underlying Return + Threshold Percentage) x Threshold Multiplier]
In no event, however, will the payment at maturity be less than $0.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Basket. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-ROS-4. Investing in the Securities is not equivalent to investing directly in the securities represented by the Underlying Indices. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.
Risks Relating to the Securities Generally
♦	Your Investment in the Securities May Result in a Loss of Principal: The Securities differ from ordinary debt securities in that we are not necessarily obligated to repay any principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Basket and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Underlying Return is negative and the Final Basket Level is less than the Initial Basket Level by more than the Threshold Percentage, you will have exposure to any additional decline of the Underlying Basket in excess of the Threshold Percentage multiplied by the Threshold Multiplier. In this case, we will repay less than your principal amount, if anything, at maturity, resulting in a loss of 1.08108% of your principal amount for every 1% that the Underlying Basket has declined by more than the Threshold Percentage, up to a loss of your entire investment. Accordingly, you could lose the entire principal amount of the Securities.
♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity: You should be willing to hold the Securities to maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the Underlying Basket has not declined by more than the Threshold Percentage of 7.50% at the time of sale.
♦	The Multiplier Applies Only if You Hold the Securities to Maturity: The application of the Multiplier only applies at maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than the Multiplier times the return of the Underlying Basket, even if the return at that time is positive and does not exceed the Maximum Gain.
♦	The Appreciation Potential of the Securities Is Limited by the Maximum Gain: If the Underlying Return is positive, we will pay you $1,000 per Security at maturity plus an additional return that will not exceed the Maximum Gain, regardless of the appreciation in the Underlying Basket, which may be significant. Therefore, you will not benefit from any appreciation of the Underlying Basket in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the securities represented by the Underlying Indices.
♦	No Interest Payments: We will not pay any interest with respect to the Securities.
♦	An Investment in the Securities Is Subject to Our Credit Risk: The Securities are our unsubordinated, unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of the Securities and, in the event we were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security that we issued with the same maturity date or if you invested directly in the securities represented by the Underlying Indices. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
♦	Lack of Liquidity: The Securities will not be listed on any securities exchange. RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.
♦	The Initial Estimated Value of the Securities Will Be Less than the Price to the Public: The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Securities, will be less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlying Basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value. As a result, the secondary price will be less than if the internal borrowing rate was used. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.
♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set: The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.

♦
Changes in the Level of One or More of the Underlying Indices May Be Offset by Changes in the Level of One or More of the Other Underlying Indices: Changes in the levels of the Underlying Indices may not correlate with each other. At a time when the level of one of the Underlying Indices increases, the level of any other Underlying Indices may not increase as much or may even decline. Therefore, in calculating the Final Basket Level, an increase in the level of one of the Underlying Indices may be moderated, or more than offset, by a lesser increase or decline in the level of any other Underlying Indices. In addition, because the SX5E makes up 50% of the Underlying Basket, we expect that generally the market value of your Securities and your payment at maturity will depend to a greater extent on the performance of the SX5E than the performance of each of the other Underlying Indices. Further, high correlation of movements in the levels of the Underlying Indices during periods of negative returns among the Underlying Indices could have an adverse effect on any payment on the Securities.

♦	No Dividend Payments or Voting Rights: Investing in the Securities is not equivalent to investing directly in any of the component securities of an Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities underlying an Underlying Index would have. Each Underlying Index is a price return index, and its Index Return excludes any cash dividend payments paid on its component stocks.
♦	An Investment in the Securities Is Subject to Risks Associated with Non-U.S. Securities Markets: The securities included in each Underlying Index have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the relevant region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
♦	The Return on the Securities Will Not Be Adjusted for the Exchange Rates Related to the Underlying Indices: Although the equity securities that comprise each Underlying Index are traded in the foreign currencies, and your Securities are denominated in U.S. dollars, the amount payable on your Securities will not be adjusted for changes in the exchange rates between the U.S. dollar and the relevant foreign currencies. Therefore, if a relevant foreign currency appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities. Changes in exchange rates, however, may also reflect changes in the foreign economies that in turn may affect the level of an Underlying Index, and therefore the return on your Securities.
♦	Changes Affecting an Underlying Index: The policies of an index sponsor concerning additions, deletions and substitutions of the stocks included in the relevant Underlying Index and the manner in which the index sponsor takes account of certain changes affecting those stocks included in the relevant Underlying Index may adversely affect the level of that Underlying Index. The policies of an index sponsor with respect to the calculation of the relevant Underlying Index could also adversely affect the level of that Underlying Index. An index sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying Index and has no obligation to consider your interests in the Securities when taking any action regarding the relevant Underlying Index. Any such actions could have an adverse effect on the value of the Securities.
♦	The Historical Levels of any Underlying Index Should Not Be Taken as an Indication of Its Future Prices During the Term of the Securities: The levels of the Underlying Indices will determine the value of the Securities at any given time. However, it is impossible to predict whether the level of any Underlying Index will rise or fall, and the levels of the Underlying Indices will be influenced by complex and interrelated political, economic, financial and other factors that can affect the value of the Underlying Basket.
♦	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Basket, and therefore, the market value of the Securities.
♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential Royal Bank of Canada and UBS Impact on Price: Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the equity securities composing an Underlying Index or in futures, options, exchange-traded funds or other derivative products on those equity securities may adversely affect the market value of those equity securities, the level of that Underlying Index, and, therefore, the market value of the Securities.
♦	Many Economic and Market Factors Will Impact the Value of the Securities: In addition to the Index Closing Levels of the Underlying Indices on any trading day during the term of the Securities, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
♦	the actual or expected volatility of each Underlying Index;
♦	the time remaining to maturity of the Securities;
♦	the dividend rates on the equity securities included in the Underlying Indices;
♦	interest and yield rates in the market generally, as well as in each of the markets of the equity securities included in the Underlying Indices;
♦	a variety of economic, financial, political, regulatory or judicial events; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at  maturity per $1,000 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% and assume an Initial Basket Level of 100.00, a hypothetical Maximum Gain of 17.70% (the minimum Maximum Gain set forth above), and reflect the Multiplier of 2, the Threshold Percentage of 7.50% and the Threshold Multiplier of 1/92.50%. The actual Maximum Gain will be set on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Basket Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Example 1 – On the Final Valuation Date, the Underlying Basket closes 2% above the Initial Basket Level. Because the Underlying Return is positive, we will pay you an amount based upon the lesser of the Underlying Return times the Multiplier and the Maximum Gain.  Since the Underlying Return of 2% times the Multiplier is less than the Maximum Gain, we will pay you at maturity a cash payment of $1,040 per $1,000 principal amount Security, calculated as follows:
$1,000 + ($1,000 x 2 x 2%) = $1,000 + $40 = $1,040.00
Example 2 – On the Final Valuation Date, the Underlying Basket closes 15% above the Initial Basket Level. Because the Underlying Return is positive, we will pay you an amount based upon the lesser of the Underlying Return times the Multiplier and the Maximum Gain. Since the Underlying Return of 15% times the Multiplier is greater than the Maximum Gain, we will pay you at maturity a cash payment of $1,177 per $1,000 principal amount Security, calculated as follows:
$1,000 + ($1,000 x 17.70%) = $1,000 + $177 = $1,177.00
Example 3 – On the Final Valuation Date, the Underlying Basket closes 5% below the Initial Basket Level. Because the Underlying Return is -5%, which is negative, but the percentage decrease in the value of the Underlying Basket is less than the Threshold Percentage of 7.50%, we will pay you at maturity a cash payment of $1,000.00 per $1,000 principal amount Security (a 0% return on the principal amount).
Example 4 – On the Final Valuation Date, the Underlying Basket closes 40% below the Initial Basket Level. Because the Underlying Return is          -40%,  which is negative and the percentage decrease in the value of the Underlying Basket is greater than the Threshold Percentage of 7.50%, we will pay you at maturity a cash payment of $648.65 per $1,000 principal amount Security (a 35.14% loss on the principal amount), calculated as follows:
$1,000 + [$1,000 x (-40% + 7.50%) x (100/92.50)] = $1,000 - $351.35 = $648.65
Hypothetical Final Basket Level	Hypothetical Underlying Return(1)	Hypothetical Payment at Maturity ($)	Hypothetical Total Return on Securities (%)(2)
200.00	100.00%	$1,177.00	17.70%
180.00	80.00%	$1,177.00	17.70%
160.00	60.00%	$1,177.00	17.70%
140.00	40.00%	$1,177.00	17.70%
120.00	20.00%	$1,177.00	17.70%
110.00	10.00%	$1,177.00	17.70%
108.85	8.85%	$1,177.00	17.70%
105.00	5.00%	$1,100.00	10.00%
102.00	2.00%	$1,040.00	4.00%
100.00	0.00%	$1,000.00	0.00%
98.00	-2.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
92.50	-7.50%	$1,000.00	0.00%
90.00	-10.00%	$972.97	-2.70%
80.00	-20.00%	$864.86	-13.51%
60.00	-40.00%	$648.65	-35.14%
40.00	-60.00%	$432.43	-56.76%
20.00	-80.00%	$216.22	-78.38%
0.00	-100.00%	$0.00	-100.00%

(1)	The Underlying Return excludes any cash dividend payments on any securities represented by an Underlying Index.
(2)	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Security to the purchase price of $1,000 per Security.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Underlying Basket for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.
Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Underlying Indices
We have derived all information contained in this document regarding each Underlying Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, its index sponsor. Each index sponsor, which owns the copyright and all other rights to the applicable Underlying Index, has no obligation to continue to publish, and may discontinue publication of the relevant Underlying Index. None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of any Underlying Index or any successor index.
The EURO STOXX 50® Index
The EURO STOXX 50® Index (Bloomberg ticker “SX5E Index”) was created by STOXX Limited (“STOXX”), a company owned by Deutsche Börse AG.  Publication of the SX5E began in February 1998, based on an initial Index level of 1,000 at December 31, 1991.
Index Composition and Maintenance
The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.
The composition of the EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the EURO STOXX 50® Index are made to ensure that the EURO STOXX 50® Index includes the 50 market sector leaders from within the EURO STOXX 50® Index.
The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The EURO STOXX 50® Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.
Calculation of the EURO STOXX 50® Index
The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:
EURO STOXX 50® Index =	Free float market capitalization of the EURO STOXX 50® Index	x 1,000
Adjusted base date market capitalization of the EURO STOXX 50® Index
The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the EURO STOXX 50® Index is being calculated.
The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of the EURO STOXX 50® Index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the EURO STOXX 50® Index) in connection with certain securities, including the Securities offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the Securities.  STOXX does not:
•	sponsor, endorse, sell, or promote the Securities;
•	recommend that any person invest in the Securities offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Securities;
•	have any responsibility or liability for the administration, management, or marketing of the Securities; or
•	consider the needs of the Securities or the holders of the Securities in determining, composing, or calculating the EURO STOXX 50® Index, or have any obligation to do so.
STOXX will not have any liability in connection with the Securities.  Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Securities, the holders of the Securities or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;
•	the accuracy or completeness of the EURO STOXX 50® Index and its data;
•	the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the EURO STOXX 50® Index or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Securities or any other third parties.

Historical Information
The following table sets forth the quarterly high, low and period-end closing levels of the SX5E, as reported by Bloomberg Financial Markets.  The closing level of the SX5E on February 16, 2016 was 2,821.26. The historical performance of the SX5E should not be taken as an indication of future performance. We cannot give you assurance that the performance of the SX5E will result in the return of any of your initial investment.

The TOPIX® Index
The TOPIX® Index (Bloomberg ticker “TPX”), also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the TSE.  Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index.  Stocks listed in the First Section, which number approximately 1,750, are among the most actively traded stocks on the TSE.  The TOPIX® Index is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968.  The TOPIX® Index is calculated and published by TSE.  Additional information about the TOPIX® Index is available on the following website: http://www.tse.or.jp/english/market/topix/index.html.  We are not incorporating by reference the website or any material it includes in this document.
Composition and Maintenance.  The TOPIX® Index is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the TOPIX® Index.  The TOPIX® Index has no constituent review. The number of constituents will change according to new listings and delistings.
Index Calculation
The TOPIX® Index is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968.  The TSE calculates the TOPIX® Index by multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value.  The resulting value is not expressed in Japanese yen, but presented in terms of points rounded to the nearest one hundredth. The formula for calculating the index value can be expressed as follows:
Index value = Base point of 100 ×	Current free float adjusted market value
Base market value
The current free float adjusted market value is the sum of the product of the price and the number of free float adjusted shares for index calculation of each component stock.
The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by the TSE.  The number of listed shares for index calculation normally coincides with that of listed shares.  However, in some cases these numbers differ. For instance, in the case of a stock split, while the number of listed shares increases at the additional listing date which comes after such stock split becomes effective, the number of listed shares for index calculation increases at the ex-rights date.
Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by the TSE for each listed company for index calculation. The free-float weight of one company may be different from that of any other company.  Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free-float weight review is different according to the settlement terms of listed companies.  In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, conversion of preferred shares or exercise of subscription warrants, company spin-off, merger, acquisition, take-over bid, and other events that the TSE judges as appropriate reasons to review.
In the event of any increase or decrease in the current free-float adjusted market value due to reasons other than fluctuations in the TSE, such as public offerings or changes in the number of constituents in the TSE First Section, necessary adjustments are made by the TSE to the base market value in order to maintain the continuity of the TOPIX® Index. The TSE makes adjustments as follows:

	Event	Implementation of Adjustment (Before Markets Open)	Price Used for Adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	Last business day of the next month of listing	Price on the adjustment date
Addition
New listing of a newly formed company resulting from a corporate consolidation (such as a merger or acquisition) that results in a TOPIX or ex-TOPIX constituent being delisted and the new company being immediately listed on the TSE First Section
		New listing date or one business day after the listing if the business day before is a holiday	Base price used to decide the daily price limit
Addition	Transfer to the TSE First Section from the TSE Second Section, the TSE Mothers Index, or the JASDAQ Securities Exchange
Last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)
Price on the adjustment date
Deletion	Company to be de-listed due to a stock-swap and the like while newly established companies promptly list its shares	Initial listing day of newly established company (Normally it is three business days after de-listing)
Price on business day before the de-listing date (the price used for adjustments is frozen after close of trading one business day before delisting, to the exclusion date for index calculation purpose)

Deletion	Company to be de-listed due to other reason than described above (merger or stock-swap, with other surviving company included in the TOPIX® Index)	Date of delisting	Price on business day before the adjustment date
Deletion	Transfer to the TSE Second Section from the TSE First Section	Date of transfer	Price on business day before the adjustment date
Deletion	Designation of securities to be delisted	Four business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on business day before the adjustment date
The adjusted base market value will equal the old base market value multiplied by the quotient of the free-float-adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.
The adjustment amount for the foregoing calculation will be an amount equal to the product of the change (the absolute value of the increase or decrease) in the number of shares times the price of the shares.
Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.

Event	Change in the Number of Constituent Shares Implementation of Adjustment (Before Markets Open)	Price used for adjustment
Change of free float weight	Date of change	Stock price at the end of trading on the business day before adjustment date
Public offering	Additional listing date (day after payment date). If listing date falls on a holiday, the next business day	Stock price at the end of trading on the business day before adjustment date
Allocation of new shares to a third party	Five business days after additional listing date (two business days after payment date)	Stock price at the end of trading on the business day before adjustment date
Issues to shareholders with payment	Ex-rights date	Stock price at the end of trading on the business day before adjustment date
Exercise of subscription warrants	Last business day of the month following exercise	Stock price at the end of trading on the business day before adjustment date
Conversion of preferred shares	Last business day of the month following conversion	Stock price at the end of trading on the business day before adjustment date
Cancellation of treasury stock	Last business day of the month following cancellation	Stock price at the end of trading on the business day before adjustment date
Merger or stock swap between a non-surviving constituent and another constituent	Delisting date of the non-surviving constituent	Stock price at the end of trading on the business day before adjustment date
Merger or stock-swap other than that described above	Listing change date (effective date)	Stock price at the end of trading on the business day before adjustment date
Offering for sale of shares held by the Japanese	Listing change date	Stock price at the end of trading on the

government		business day before adjustment date
Company spin-off in which the number of shares of the succeeding company increases	Listing change date	Stock price at the end of trading on the business day before adjustment date
Other adjustments	Last business day of the month in which the information appears in “Sho-ho” (TSE Notice) or the last business day of the following month	Stock price at the end of trading on the business day before adjustment date
No adjustments will be made to the base market value in the case of a stock split or reverse stock split.
Retroactive adjustments will not be made to revise the figures of the TOPIX® Index that have already been calculated and disseminated, even if issuing companies file amendments on previously released information.
If trading in a certain constituent is suspended, the TSE regards it as having no change in its share price for purposes of calculating the TOPIX® Index.  In the event of unforeseen circumstances, or if the TSE decides it is impossible to use its existing methods to calculate the TOPIX® Index, the TSE may use an alternate method of index calculation as it deems valid.
License Agreement
We expect to enter into a license agreement with TSE, in exchange for a fee, whereby we are permitted to use the TOPIX® Index in connection with the offer and sale of the Securities. We are not affiliated with TSE; the only relationship between TSE and us is the licensing of the use of the TOPIX® Index and trademarks relating to the TOPIX® Index.
The Securities are not sponsored, endorsed or promoted by TSE. No inference should be drawn from the information contained in this document that TSE makes any representation or warranty, implied or express, to us, any holder of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the TOPIX to track general stock market performance.
TSE determines, composes and calculates the TOPIX® Index without regard to the Securities. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in the Securities in determining, composing or calculating the TOPIX® Index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of the Securities and will not be responsible for or participate in any determination or calculation regarding the principal amount of the Securities payable at the stated maturity date.  TSE has no obligation or liability in connection with the administration, marketing or trading of the Securities.
Neither us nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of the TOPIX® Index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the TOPIX® Index or the manner in which the TOPIX® Index is applied in determining the closing level or any amount payable upon maturity of the Securities. The level of the TOPIX® Index and the TOPIX trademarks are subject to the proprietary rights owned by the TSE and the TSE owns all rights and know-how relating to the TOPIX® Index such as calculation, publication and use of the level of the TOPIX® Index and relating to the TOPIX trademarks. The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the level of the TOPIX® Index or to change the TOPIX trademarks or cease the use thereof. The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the level of the TOPIX® Index and the TOPIX trademarks or as to the figure at which the level of the TOPIX® Index stands on any particular day. The TSE gives no assurance regarding accuracy or completeness of the level of the TOPIX® Index and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the level of the TOPIX® Index. No Securities are in any way sponsored, endorsed or promoted by the TSE. The TSE shall not bear any obligation to give an explanation of the Securities or an advice on investments to any purchaser of the Securities or to the public. The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Securities, for calculation of the level of the TOPIX® Index. Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the Securities.
Historical Information
The following table sets forth the quarterly high, low and period-end closing levels of the TPX, as reported by Bloomberg Financial Markets.  The closing level of the TPX on February 16, 2016 was 1,297.01. The historical performance of the TPX should not be taken as an indication of future performance. We cannot give you assurance that the performance of the TPX will result in the return of any of your initial investment.

The FTSE® 100 Index
The FTSE® 100 Index (Bloomberg ticker “UKX Index”) is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The FTSE® 100 Index was developed with a base level of 1,000 as of December 30, 1983. It is calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned by the London Stock Exchange Plc (the “Exchange”). Additional information on the FTSE® 100 Index is available from the following website: www.ftse.com/uk. We are not incorporating by reference the website or any material it includes in this document. FTSE is under no obligation to continue to publish the FTSE® 100 Index and may discontinue publication of the FTSE® 100 Index at any time.
The FTSE® 100 is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. FTSE divides the 100 companies included in the FTSE® 100 Index into 19 sectors: Oil & Gas, Chemicals, Basic Resources, Construction & Materials, Industrial Goods & Services, Automobiles & Parts, Food & Beverage, Personal & Household Goods, Health Care, Retail, Media, Travel & Leisure, Telecommunications, Utilities, Banks, Insurance, Real Estate, Financial Services and Technology.
Index Composition and Selection Criteria
The FTSE® 100 Index consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for price and liquidity. The FTSE® 100 Index is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Europe, Middle East & Africa Regional Advisory Committee (the “Committee”), meets quarterly to approve the constituents of the index. These meetings are held on the Wednesday before the first Friday in March, June, September and December. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiration of the London International Financial Futures and Options Exchange futures and options contracts.
Eligibility Standards
Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the FTSE® 100 Index. Eligible stocks must pass price and liquidity screens before being included in the index. Additionally, a stock must have a free float (as described below) of greater than 5%.
Price Screen — With regard to the price screen, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the FTSE® 100 Index, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (SETS is the London Stock Exchange’s trading service for UK blue chip securities).
Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of five trading days in each month must exist, otherwise the month is excluded from the test. Liquidity is tested from the first business day in May of the previous year to the last business day of April. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the FTSE® 100 Index that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the FTSE® 100 Index and will not be eligible for inclusion until the next annual review. New issues will become eligible for inclusion in the index at the quarterly review following their issuance provided that they have a minimum trading record of at least 20 trading days prior to the review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade per month since listing.
Market Capitalization Ranking — Eligible stocks that pass the price and liquidity screens are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only the quoted equity capital of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of equity, secondary lines will be included in the calculation of the market capitalization of the company only if those lines are significant and liquid. The Committee will add a stock to the FTSE® 100 Index at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.
100 Constituent Limitation — The FTSE® 100 Index always contains 100 constituents. If a greater number of companies qualify to be inserted in the index than qualify to be removed, the lowest ranking constituents of the index will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies that are then not included in the FTSE® 100 Index will be inserted to match the number of companies being removed, in order to maintain the total at 100.
Index Calculation
The FTSE® 100 Index is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the index) will have a greater effect on the level of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).
The value of the FTSE® 100 Index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, (ii) the number of shares issued for each such component and (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the index.
As noted above, a free float factor is applied to each index component. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the FTSE® 100 Index. Investable market capitalization depends on free float. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue (if the holding subsequently decreases below 10%, the shares will be excluded from free float until the holding falls below 7%); shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue (if the holding subsequently decreases below 10%, the shares will be excluded from free float until the holding falls below 7%); all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the expiration date of such lock-in clause and the index review date); shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
The FTSE® 100 Index is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the FTSE® 100 Index are notified through appropriate media.
Index Maintenance
The FTSE® 100 Index is reviewed quarterly for changes in free float. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. Following a takeover or merger involving one or more index constituents, the free float restrictions will be based on restricted holdings in the successor company and will be implemented when the offer has completed (or lapsed) unless it directly reflects a corporate action independent of and not conditional on the takeover or merger completing or lapsing. If the corporate event includes another corporate action that affects the index, a change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float will be applied at the next quarterly review. Following the application of an initial free float restriction, a stock’s free float will only be changed if its rounded free float moves more than three percentage points above or below the existing rounded free float. Companies with a free float of above 99% and of 15% or below will not be subject to the three percentage points threshold.
At each quarterly review, the Committee publishes a Reserve List containing the six highest ranking non-constituents of the FTSE® 100 Index. The Reserve List will be used in the event that one or more constituents are deleted from the index during the period up to the next quarterly review. If a merger or takeover results in one index constituent being absorbed by another constituent, the resulting company will remain a constituent and a vacancy will be created. This vacancy will be filled by selecting the highest ranking security in the Reserve List as at the close of the FTSE® 100 Index calculation two days prior to the deletion and related index adjustment. If an index constituent is taken over by a non-constituent company, the original constituent will be removed and replaced by the highest ranking non-constituent on the Reserve List. Any eligible company resulting from the takeover will be eligible to become the replacement company if it is ranked higher than any other company on the Reserve List. If a constituent company is split to form two or more companies, then the resulting companies will be eligible for inclusion as FTSE® 100 Index constituents, based on their respective full market capitalizations (before the application of any investability weightings), provided that they qualify in all other respects. Any eligible company resulting from a split that has no available market price after 20 business days will be removed. If a split results in the inclusion of an ineligible non-equity security, such security will remain in the FTSE® 100 Index for two trading days and then be removed. If a constituent is delisted or ceases to have a firm quotation, it will be removed from the list of constituents and be replaced by the highest ranking eligible company from the Reserve List as at the close of the index calculation two days prior to the deletion.
Capitalization Adjustments
A premium listed secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the FTSE® 100 Index unless its total market capitalization remains above the qualification level for continued inclusion as a constituent of the FTSE® 100 Index at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the FTSE® 100 Index. Warrants to purchase ordinary shares and convertible securities are not included in the FTSE® 100 Index until they are exercised or converted.
Share Weighting Changes — For the purposes of computing the FTSE® 100 Index, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for these changes will be taken from the close of business on the third Wednesday of the month prior to the review month.
If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action. If accumulated changes in the number of shares in issue add up to 10% or more or when an accumulated share change represents $2 billion of a company’s total market capitalization, they are implemented between quarters. If an adjustment is made, it will be applied for the first time at the next review in March of the following year. All adjustments are made before the start of the index calculation on the day concerned, unless market conditions prevent this.
Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The index divisor is adjusted to maintain a constant index value.
Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the FTSE® 100 Index from changing due to such an event, all corporate actions which affect the market capitalization of the FTSE® 100 Index require an offsetting divisor adjustment. By adjusting the divisor, the value of the FTSE® 100 Index remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.
Type of Corporate Action	Adjustment	Adjustment to Divisor
Issue of new shares	Share weighting increased	Yes
Share repurchase	Share weighting decreased	Yes
Bonus issued or stock split	Share weighting multiplied by four. Share price divided by four	No
Rights Issues — A rights issue is where a company raises new capital by offering shareholders additional shares at a set ratio with a discount to the market price. The rights become attached to the shares on a set date—the ex-date. On this date, the price of the company’s underlying shares will fall by the value of the rights. The effect of the rights issue is to increase the market capitalization of the company by the value of the additional shares created by the rights issue less the value of the fall in the share price. The share weighting of the company and index divisor are also adjusted to prevent the index falling in line with the reduction in the share price on the ex-date.
In the event that the market price is equal to or below the rights offer price at the close of business immediately before trading ex-dividend, no adjustments will be made. In this circumstance, any resulting new shares will only be added to the index weighting once the take-up proportion is known and together with any associated change to the company’s free float. If the rights issue is highly dilutive and the ratio is greater than ten to one, FTSE will include the new shares on a separate temporary line to reflect the market value of the right (together with a temporary line fixed at the value of the outstanding rights subscription price) until the end of the subscription period, at which point the temporary lines will be deleted and the new shares will be merged into the existing share line. In the event the rights issue involves non-equity and the value of the right cannot be determined, there will be no adjustment to the parent stock on the ex-date. The rights line will be included in the index at a value of zero on the ex-date (with no inclusion of the cash call value). If the rights line trades, it will be deleted at the market price after two days. If it does not trade, it will be deleted at a value of zero.
Market Disruption
If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when an index is being calculated, the index will be declared indicative (e.g. normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE. The Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. The Committee may exclude a security from the FTSE® 100 Index should it consider that an “accurate and reliable” price is not available.
If any event leads to an error in the index value of the FTSE® 100 Index that is greater than three basis points at the local country index level, then the FTSE® 100 Index will generally be recalculated, subject to discovery, within one month of the event. Where an alternative approach is available, FTSE may, at its sole discretion, choose not to recalculate.
License Agreement
The Securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by The Financial Times Limited ("FT") and neither FTSE or Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE® 100 Index and/or the figure at which the said FTSE® 100 Index stands at any particular time on any particular day or otherwise. The FTSE® 100 Index is compiled and calculated solely by FTSE. However, neither FTSE or the Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE® 100 Index and neither FTSE or the Exchange or FT shall be under any obligation to advise any person of any error therein. “FTSE100" is a trademark of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE under license. "All-World" is a trademark of FTSE.

Historical Information
The following table sets forth the quarterly high, low and period-end closing levels of the UKX, as reported by Bloomberg Financial Markets.  The closing level of the UKX on February 16, 2016 was 5,862.17. The historical performance of the UKX should not be taken as an indication of future performance. We cannot give you assurance that the performance of the UKX will result in the return of any of your initial investment.

Swiss Market Index
The Swiss Market Index (Bloomberg ticker “SMI Index”):
♦	was first launched with a base level of 1,500 as of June 30, 1988; and
♦	is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”).
The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the Swiss Stock Exchange. The Management Committee of SIX Swiss Exchange is supported by an Index Commission (advisory board) in all index-related matters, notably in connection with changes to the index rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.
Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
Index Composition and Selection Criteria
The Swiss Market Index is comprised of the 20 highest ranked stocks traded on the Swiss Stock Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies; however, in some cases, foreign issuers with a primary listing on the Swiss Stock Exchange or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the Swiss Stock Exchange may be included.
The ranking of each security is determined by a combination of the following criteria:
♦	average free-float market capitalization (compared to the capitalization of the entire Swiss Stock Exchange index family), and
♦	cumulative on order book turnover (compared to the total turnover of the Swiss Stock Exchange index family).
Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the Swiss Market Index.
The Swiss Market Index is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading.
The reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists are also published following the end of the third, fourth and first financial quarters.
In order to reduce turnover, an index constituent will not be replaced unless it is ranked below 23 or, if it is ranked 21 or 22, if another share ranks 18 or higher. If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the Swiss Stock Exchange, it will not be included in the Swiss Market Index unless it ranks at least 18 or better on the selection list on the basis of its turnover alone (i.e., without considering its free float).
Index Maintenance
Constituent Changes. In the case of major market changes as a result of capital events such as mergers or new listings, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the Swiss Market Index outside the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the Swiss Market Index are no longer fulfilled. As a general rule, extraordinary acceptances into the Swiss Market Index take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). An announced insolvency is deemed to be an extraordinary event and the security will be removed from the Swiss Market Index with five trading days’ prior notice if the circumstances permit such notice.
Number of Shares and Free Float. The securities included in the Swiss Market Index are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for purposes of index calculation.
Shares held deemed to be in firm hands are shareholdings that have been acquired by one person or a group of persons in companies domiciled in Switzerland and which, upon exceeding 5%, have been reported to the SIX Exchange. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company, are also deemed to be in firm hands.
For the calculation of the number of shares in firm hands, the SIX Exchange may also use other sources than the reports submitted to it. In particular, the SIX Exchange may use data gained from issuer surveys that it conducts itself.
In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating regardless whether a report has been made to the SIX Exchange. The SIX Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.
The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the Swiss Market Index because it does not confer voting rights.
The number of securities in the Swiss Market Index and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are pre-announced at least one month before the adjustment date, although the index sponsor reserves the right to take account of recent changes before the adjustment date in the actual adjustment, so the definite new securities are announced five trading days before the adjustment date.
In order to avoid frequent slight changes to the weighting and to maintain the stability of the Swiss Market Index, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively and is in conjunction with a corporate action.
After a takeover, the index sponsor may, in exceptional cases, adjust the free float of a company upon publication of the end results after a five-day notification period or may exclude the security from the relevant index family. When an insolvency has been announced, an extraordinary adjustment will be made and the affected security will be removed from the Swiss Market Index after five trading days’ notice.
The index sponsor reserves the right to make an extraordinary adjustment, in exceptional cases, without observing the notification period.
Index Calculation
The index sponsor calculates the Swiss Market Index using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Swiss Market Index (SMI®) =	Free Float Market Capitalization of the Swiss Market Index Divisor

The “free float market capitalization of the SMI®” is equal to the sum of the product of the last-paid price, the number of shares, the free-float factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any Swiss Market Index component stock price is unavailable on any trading day, the index sponsor will use the last reported price for such component stock. Only prices from the SIX Exchange’s electronic order book are used in calculating the Swiss Market Index.
Divisor Value and Adjustments
The divisor is a technical number used to calculate the index and is adjusted to reflect changes in market capitalization due to corporate events.
Below are common corporate events and their impact on the divisor of the index.
Event	Divisor Change?
Regular cash dividend	No
Repayments of capital through reduction of a share’s par value	No
Special dividends, anniversary bonds and other extraordinary payments that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary.	Yes
Share dividends (company’s own shares)	No
Share dividend (shares of another company)	Yes

The index sponsor reserves the right to respond to any other corporate events with divisor adjustments or, in extraordinary circumstances, to depart from the provisions set forth above.
License Agreement
The Securities are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange Ltd and the SIX Swiss Exchange Ltd makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Swiss Market Index and/or the figure at which the Swiss Market Index stands at any particular time on any particular day or otherwise. However, the SIX Swiss Exchange Ltd shall not be liable (whether in negligence or otherwise) to any person for any error in the Swiss Market Index and the SIX Swiss Exchange Ltd shall not be under any obligation to advise any person of any error therein.
® SIX Group, SIX Swiss Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Swiss Exchange Ltd. Their use is subject to a license.
Historical Information
The following table sets forth the quarterly high, low and period-end closing levels of the SMI, as reported by Bloomberg Financial Markets.  The closing level of the SMI on February 16, 2016 was 7,813.79. The historical performance of the SMI should not be taken as an indication of future performance. We cannot give you assurance that the performance of the SMI will result in the return of any of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it will purchase from us to investors at the price to public listed on the cover hereof, or its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Securities.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-11 of the accompanying product prospectus supplement no. UBS-ROS-4.
The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs.  If so specified in the pricing supplement related to the Securities, for a period of approximately four months after the issue date, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlying Basket.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than a secondary market rate is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if a secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of each Underlying Index, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting discount and our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-ROS-4 dated January 8, 2016 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.